Exhibit 99.1

FIRST KEYSTONE CORPORATION ANNOUNCES

FIRST QUARTER DIVIDEND

Berwick, Pennsylvania – February 24, 2022 - First Keystone Corporation (the “Corporation”) (OTC PINK: FKYS), parent company of First Keystone Community Bank, declared a $0.28 per share quarterly cash dividend to shareholders of record as of March 10, 2022, payable March 31, 2022.

Cash dividends amounted to $0.28 per share for the first quarter of 2022, the same amount paid in the first quarter of 2021.

During 2021, the Corporation achieved record balance sheet levels and continued increased profitability in the unprecedented economic environment. Key performance indicators at December 31, 2021 and year-to-date December 31, 2021 vs. the same period in 2020:

●	Assets amounted to $1,320,350,000, an increase of 12%
●	Total Net Loans grew 4% to $744,161,000
●	Total Deposits reached $1,077,969,000, a 15% increase
●	Net income increased 24% to $14,688,000 and 23% to $2.49/share
●	Return on assets of 1.15%
●	Return on equity of 9.93%

The Corporation looks forward to 2022 as being a trusted partner in the lives of our clients and the communities we serve.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission . Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.